Exhibit 99.1

For Further Information:

Howard N. Feist
Chief Financial Officer
(781) 237-6655

AMERICAN BILTRITE REPORTS 2007 RESULTS

WELLESLEY HILLS, MA, MARCH 12, 2008 - American Biltrite Inc. (AMEX:ABL) reported its results for 2007 today.  Net sales for the year ended December 31, 2007 were $420.7 million, down 3.4% from $435.5 million in 2006.  The net loss for the year ended December 31, 2007 was $2.0 million or $0.58 per share (basic and diluted) compared with net income of $685 thousand or $0.20 per share (basic and diluted) in 2006.

American Biltrite’s consolidated results include the results of its 55% owned subsidiary Congoleum Corporation, which is in Chapter 11 bankruptcy reorganization proceedings.  Under the terms of the pending proposed plan of reorganization for Congoleum, American Biltrite's ownership interest in Congoleum would be eliminated.  Accordingly, American Biltrite believes its financial results excluding Congoleum to be the most meaningful presentation to investors.  Excluding the results of Congoleum, American Biltrite’s net sales for the year ended December 31, 2007 were $216.5 million, up 0.2% from $216.1 million in 2006, and its net loss for the year ended December 31, 2007 was $1.3 million compared with a net loss of $18 thousand in 2006.  Congoleum comprises American Biltrite's Flooring products division.

Roger S. Marcus, Chairman of the Board, commented, "Sales decreased at the Tape division, resulting in a loss for the division last year, due to lower shipments of products used in construction and automotive applications.  Sales at the Canadian division increased due to the appreciation of the Canadian dollar versus the US dollar, but the effect of the exchange rate also depressed gross profit margins for 2007 due to the higher cost of goods sold and the division reported a loss. The jewelry division reported improved sales and profits as a result of increased mass merchandiser business.”

Warning regarding forward looking statements

The above news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These forward-looking statements are based on American Biltrite's expectations, as of the date of this release, of future events. American Biltrite undertakes no obligation to update any of these forward looking statements. Although

American Biltrite believes that its expectations are based on reasonable assumptions, within the bounds of its knowledge of its business and experience, there can be no assurance that actual results will not differ materially from expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Actual results could differ significantly as a result of various factors.   For example, the above news release may imply that the pending proposed plan of reorganization for Congoleum will be confirmed and become effective.  In fact, that plan will be subject to numerous conditions, approvals and other requirements, including the receipt of necessary creditor, claimant and court approvals.  Further, certain insurers are contesting the plan in the bankruptcy court and Congoleum is involved in ongoing litigation against its insurers in a state court coverage action.  In order to obtain confirmation of the plan Congoleum will need sufficient funds to pay for the continued litigation with these insurers as well the bankruptcy proceedings generally.  In addition, in view of American Biltrite's relationships with Congoleum, American Biltrite could be affected by Congoleum's negotiations regarding its pursuit of a plan or reorganization, and there can be no assurance as to what that impact, positive or negative, might be. In any event, the failure of Congoleum to obtain confirmation and consummation of a Chapter 11 plan of reorganization would have a material adverse effect on Congoleum's business, results of operations or financial condition and could have a material adverse effect on American Biltrite's business, results of operations or financial condition. Other factors which may cause actual results to differ from American Biltrite's expectations include those set forth in American Biltrite's Annual Report on Form 10-K for the year ended December 31, 2006, Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and subsequent filings with the Securities and Exchange Commission.

AMERICAN BILTRITE INC.

CONSOLIDATED RESULTS FOR THE THREE MONTHS (UNAUDITED) AND YEARS ENDED
DECEMBER 31, 2007 AND 2006
 ($000, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Net sales	$97,733	$97,877	$420,725	$435,537

Cost of products sold	73,321	74,367	312,814	327,585
Selling, general & administrative expenses	23,435	20,989	95,289	94,779
Asbestos-related reorganization charges	41,315	-	41,315	-

(Loss) income from operations	(40,338)	2,521	(28,693)	13,173

Bond interest reversal (expense)	38,056	(2,715)	29,603	(10,612)
Other expense, net	(308)	(292)	(2,178)	(2,419)
(Benefit from) provision for income taxes	527	(533)	680	(609)
Noncontrolling interest	47	(13)	(57)	(47)

(Loss) income from continuing operations	(3,070)	34	(2,005)	704
Discontinued operation	-	1	-	(19)

Net (loss) income	$(3,070)	$35	$(2,005)	$685

Basic earnings per share:
(Loss) income per common share from continuing operations	$(0.89)	$0.01	$(0.58)	$0.20
Discontinued operation	-	-	-	-

Net (loss) income per share	$(0.89)	$0.01	$(0.58)	$0.20

Diluted earnings per share:
(Loss) income per common share from continuing operations	$(0.89)	$0.01	$(0.58)	$0.20
Discontinued operation	-	-	-	-

Net (loss) income per share	$(0.89)	$0.01	$(0.58)	$0.20

Weighted average number of common and equivalent shares outstanding
Basic	3,441,551	3,441,551	3,441,551	3,441,551
Diluted	3,441,551	3,447,830	3,441,551	3,457,280

AMERICAN BILTRITE INC.

CONSOLIDATED RESULTS FOR THE THREE MONTHS (UNAUDITED) AND YEARS ENDED
DECEMBER 31, 2007 AND 2006
BY SEGMENT
($000)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Revenues from external customers

Flooring products	$43,818	$46,034	$204,262	$219,474
Tape products	24,072	23,203	97,895	102,971
Jewelry	16,356	16,159	63,114	59,741
Canadian division	13,487	12,481	55,454	53,351

Total revenues from external customers	$97,733	$97,877	$420,725	$435,537

Segment (loss) profit before taxes

Flooring products	$(689)	$(600)	$1,022	$(165)
Tape products	(168)	(714)	(1,135)	536
Jewelry	485	684	1,508	916
Canadian division	(917)	309	(1,099)	744
Corporate (expense) income	(1,301)	(165)	(1,564)	(1,889)

Total (loss) profit	$(2,590)	$(486)	$(1,268)	$142

During the fourth quarter of 2007, the Flooring products segment (Congoleum) recorded an adjustment to reverse bond interest previously accrued.  The adjustment resulted in a decrease in the fourth quarter and 2007 loss before taxes of $38.1 million and $29.6 million, respectively.  During the same period, the Flooring products segment also recorded adjustments to write off legal fee recoveries ($14.9 million) and to increase its reserves for estimated bankruptcy related expenses ($26.4 million), which increased the loss before taxes in the fourth quarter and 2007.  These adjustments resulted in a deferred tax liability of $1.7 million, which was included in the provision recorded in the fourth quarter of 2007.  During the fourth quarter of 2006, the Flooring products segment recorded a gain of $1.3 million in connection with the replacement of production equipment.